EXHIBIT 99.1

N e w s  R e l e a s e

Contact:	Terry Proveaux
Director of Investor Relations
615-345-5500

RENAL CARE GROUP RECEIVES SECOND REQUEST FROM THE
FEDERAL TRADE COMMISSION REGARDING PENDING ACQUISITION

     Nashville, Tennessee (June 14, 2005) — Renal Care Group, Inc. (NYSE: RCI) announced today that it has received a request from the Federal Trade Commission for additional information in connection with the proposed acquisition of Renal Care Group by Fresenius Medical Care AG. Renal Care Group intends to continue to cooperate fully with the FTC in its review of the acquisition and to respond to this request. Renal Care Group will work with Fresenius Medical Care in concluding the FTC’s review. The effect of the request for additional information is to extend the waiting period imposed by the Hart-Scott Rodino Antitrust Improvements Act until 30 days after Renal Care Group and Fresenius Medical Care have complied with the request, unless Renal Care Group and Fresenius voluntarily extend that period or unless the FTC terminates it sooner.

     Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company treats over 31,000 patients at more than 425 owned outpatient dialysis facilities, in addition to providing acute dialysis services at more than 210 hospitals. Over 8,900 associates provide services across the Company’s 34-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.

     Certain statements in this press release, particularly those concerning cooperating with the FTC and concluding its review of the acquisition of Renal Care Group by Fresenius Medical Care, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are usually preceded by words like expect, plan, intend, will and the like. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to the conditions to the consummation of the transaction between Renal Care Group and Fresenius Medical Care. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s annual report on Form 10-K for the year ended December 31, 2004 and Renal Care Group’s quarterly report on Form 10-Q for the quarter ended March 31, 2005. Renal Care Group will provide copies of those filings upon request.

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